Exhibit 4.404

Ministry of Communications of Turkmenistan

LICENSE

No. 1-20-21-40                                                                    July 26, 2015

According to the Law of Turkmenistan “On Licensing of Certain Activities”,

Economic Society MTS-Turkmenistan, located at: 85, A. Niyazova prospekt, city of Ashgabat

State Registration Number: 24565073,                          date: 24.03.2015

Taxpayer Identification Number: 102621002734

Bank details: State Bank for Foreign Economic Affairs of Turkmenistan, current account 23203934220184000135000, MFO 390101201 is entitled to the following activities: Provision of Communication Services

61.20 “Obtaining a permit for transfer form equipment for its use and maintenance, carrying out transfer of data and other information via a wireless network, maintenance and operation of communication and information transmission facilities; ensuring the continuity of communication through overhead transmission devices, with allocation of radio waves; assignment of a license right to a number of owners and operators of wireless communication channels services; provision of access to the Internet through wireless communication channels”

61.90 “Organization of voice communication in the Internet and resumption of communication services provision” (service for the provision of communication channels to the lessee is to be provided only to subordinate organizations of the Ministry of Communications of Turkmenistan and joint-stock companies being the shareholders of the Ministry).

Location of licensed activities:

the territory of Turkmenistan.

The License is valid: from July 26, 2015 to July 26, 2018.

STAMP HERE

B. Ovezov

The License is extended until                    ,        .

STAMP HERE

Seal:

Ministry of Communications of Turkmenistan

According to Article 29 Part 2 of the Law of Turkmenistan “On Communications”, the owner of license within the framework of granted rights undertakes to agree on technical characteristics of communication equipment imported into the territory of Turkmenistan with the Interdepartmental Committee on Radio Frequencies under the Council of Ministers of Turkmenistan.